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                     June 20, 2024

       Edward Kovalik
       Chief Executive Officer
       Prairie Operating Co.
       602 Sayer Street, Suite 710
       Houston, TX 77007

                                                        Re: Prairie Operating
Co.
                                                            Form 10-K/A for the
Fiscal Year Ended December 31, 2023
                                                            Filed March 20,
2024
                                                            File No. 001-41895

       Dear Edward Kovalik:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation